Exhibit 99.1

Murphy USA Inc. Reports First Quarter 2017 Results

El Dorado, Arkansas, May 1, 2017 – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the three months ended March 31, 2017.
Key Highlights:

•
Net loss was $3.0 million, or $(0.08) per diluted share in Q1 2017 compared to net income of $85.9 million in Q1 2016; the prior year included a gain on disposition of the CAM pipeline system of $56.0 million, after-tax

•
Total retail gallons grew 0.6% to 1.01 billion gallons for the network in Q1 2017 while volumes on an APSM basis declined 3.6% versus prior year quarter and retail fuel margins declined from 11.1 cpg to 10.1 cpg

•	Total fuel contribution (combined retail fuel margin and PS&W results including RINs) for Q1 2017 was 10.1 cpg compared to 14.1 cpg in Q1 2016

•	Total merchandise contribution dollars grew 3.4% year-over-year, a decline of 0.9% APSM, to $88.8 million at higher average unit margins of 15.7% versus 15.3% in the prior year quarter

•	Five stores opened during the quarter with construction in progress at 35 new sites, including 17 raze-and-rebuild locations

•
Common shares repurchased in the quarter totaled 268,490 for $17 million at an average price of approximately $65 per share under the previously announced share repurchase program of up to $500 million, leaving $159 million of authority remaining

“After posting our highest first quarter last year, Q1 EBITDA this year fell to its lowest level since 2012 as record industry refined product inventory levels led to depressed wholesale prices, regulatory and political uncertainty dampened RIN prices, and seasonally weak demand at the beginning of the year impacted retail volume," said President and CEO Andrew Clyde. "However, throughout these peaks and troughs associated with fuel volatility, we continue to drive significant improvements to our underlying business, leading to higher total merchandising profits and lower per-store operating expenses. At the same time, we continue to execute our approach to strategic capital allocation, balancing high quality organic growth with meaningful share repurchases, while leveraging our balance sheet appropriately. As Q1 market factors have begun to normalize, our long-term approach to managing the business shines through."

Consolidated Results

	Three Months Ended March 31,
Key Operating Metrics	2017	2016
Net income (loss) ($ Millions)	($3.0)	$85.9
Earnings (loss) per share (diluted)	($0.08)	$2.08
Adjusted EBITDA ($ Millions)	$30.3	$83.1
Income from continuing operations, Adjusted EBITDA and earnings per share declined in the Q1 2017 period due to lower total fuel contribution from retail and PS&W including RINs along with higher SG&A and payment fees. Additionally, first quarter 2016 earnings reflect a $56 million after-tax gain on the disposition of the CAM pipeline system.
Fuel

	Three Months Ended March 31,
Key Operating Metrics	2017	2016
Total retail fuel contribution ($ Millions)	$102.1	$112.0
Total fuel contribution (including retail, PS&W and RINs) (cpg)	10.1	14.1
Retail fuel volume - chain (Million gal)	1,013.4	1,007.2
Retail fuel volume - per site (K gal APSM)	243.1	252.1
Retail fuel margin (cpg excl credit card fees)	10.1	11.1
PS&W plus RINs contribution (cpg)	0.0	3.0
Total fuel contribution dollars decreased 27.5% in Q1 2017 due to lower contribution from both retail and midstream components of our fuel business.
Total retail fuel contribution was lower by 8.9% due to lower volume and margins, as a flatter market structure in Q1 2017, when compared to price declines that occurred in the prior year, created more challenging pricing conditions. Total network retail gallons sold in the quarter increased 0.6% despite taking down 17 high-performing stores in the quarter for raze-and-rebuild activity. Same store gallons declined by 3.0%. Product Supply & Wholesale generated a loss in the period, as excess winter-grade refined product and subdued retail demand drove higher gasoline inventories that put pressure on the spot-to-rack margin. In addition, RIN prices were volatile during the quarter due to regulatory and political uncertainty.

Merchandise

	Three Months Ended March 31,
Key Operating Metrics	2017	2016
Total merchandise sales ($ Millions)	$565.8	$561.7
Total merchandise contribution ($ Millions)	$88.8	$85.9
Total merchandise sales ($K APSM)	$135.7	$140.6
Merchandise unit margin (%)	15.7%	15.3%
Tobacco contribution ($K APSM)	$12.7	$12.9
Non-tobacco contribution ($K APSM)	$8.6	$8.6
Total merchandise contribution ($K APSM)	$21.3	$21.5
Merchandise total sales increased 0.7% to $565.8 million in 2017 from $561.7 million in 2016 and was primarily due to an increase in non-tobacco sales of 3.2% average per store month (APSM), offset by a decrease in tobacco products revenue of 5.6% APSM.
Quarterly merchandise margins in 2017 were higher than 2016.  The increase in gross margin dollars of 3.4% in the current period was due primarily to benefits recognized from the Core-Mark supply contract, in addition to per store improvements and improved promotional effectiveness. As a result, total unit margins were up by 40 basis points from 15.3% in the prior period to 15.7% in the current year.

Other areas

	Three Months Ended March 31,
Key Operating Metrics	2017	2016
Total station and other operating expense ($ Millions)	$124.7	$116.8
Station OPEX excl credit card fees ($K APSM)	$20.4	$20.9
Total SG&A cost ($ Millions)	$38.2	$31.5
Total station and other operating expenses increased $8.0 million for the quarter, reflecting higher payment fees and new store additions. On a per store basis, operating expenses excluding credit card fees declined 2.5% with labor costs down 9.6%, partially offset by maintenance related costs.
Total SG&A was up $6.7 million during Q1 2017 due to the $2.1 million restructuring charge taken in the period combined with higher labor and employee benefit costs and certain technology costs. SG&A expense is expected to moderate in the upcoming quarters and achieve a full year result within the guided range.

Station Openings
Murphy USA opened five retail locations in Q1 2017, bringing the quarter end store count to 1,406, consisting of 1,152 Murphy USA sites and 254 Murphy Express sites. A total of 35 stores are currently under construction, which includes 17 raze and rebuild locations.
Cash Flow and Financial Resources

	Three Months Ended March 31,
Key Metrics (Millions except average shares)	2017	2016
Cash flow from continuing operations	($45.9)	$76.9
Capital expenditures	($65.9)	($47.3)
Free cash flow (non-GAAP)	($111.8)	$29.6
Cash and cash equivalents	$36.3	$195.7
Long-term debt	$620.2	$657.8
Average shares outstanding, thousands (diluted)	36,880	41,255
Cash balances on March 31, 2017 totaled $36.3 million. Long-term debt consisted of approximately $489 million in carrying value of 6% senior notes due in 2023, and $170 million of term debt less $40 million of current maturities, which is reflected in Current Liabilities. Borrowings under the Company's asset-based loan (ABL) facility at March 31, 2017 were $26.5 million which are also included in Current Liabilities. Remaining undrawn borrowing capacity under the ABL was $172 million as of March 31, 2017.
Subsequent to the end of the quarter, the Company issued $300 million of senior, unsecured notes due in 2027 at a fixed interest rate of 5.625%. Approximately $50 million of the net proceeds from this new debt was used to pay down existing term loan debt as required under the terms of our credit facility and the remainder will be used for general corporate purposes.
Common shares repurchased during the current quarter were 268,490 for $17 million. There is approximately $159 million remaining under our previously authorized program of up to $500 million as of quarter end. At March 31, 2017, the Company had common shares outstanding of 36,775,640.

* * * * *
Earnings Call Information
The Company will host a conference call on May 2, 2017, at 10:00 a.m. Central time to discuss first quarter 2017 results. The conference call number is 1 (877) 291-1367 and the conference number is 99081658. A live audio webcast of the conference call and the earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com). Online replays of the earnings call will be available through Murphy USA’s web site and a recording of the call will be available through May 3, 2017, by dialing 1(855) 859-2056 and referencing conference number 99081658. In addition, a transcript of the event will be made available on the website shortly following the conference call.

Forward-Looking Statements
Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC report, including our Annual Report on our Form 10-K for the year ended December 31, 2016 contains other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul (870) 875-7683 Director, Investor Relations christian.pikul@murphyusa.com Cell 870-677-0278	Media/ Public Relations Contact: Jerianne Thomas (870) 875-7770 Director, Corporate Communications jerianne.thomas@murphyusa.com Cell - 870-866-6321

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
(Thousands of dollars except per share amounts)	2017	2016
Revenues
Petroleum product sales (a)	$2,402,254	$1,888,284
Merchandise sales	565,790	561,737
Other operating revenues	31,574	40,241
Total revenues	2,999,618	2,490,262
Costs and Operating Expenses
Petroleum product cost of goods sold (a)	2,329,333	1,783,129
Merchandise cost of goods sold	476,961	475,802
Station and other operating expenses	124,744	116,774
Depreciation and amortization	27,012	23,486
Selling, general and administrative	38,246	31,503
Accretion of asset retirement obligations	442	413
Total costs and operating expenses	2,996,738	2,431,107
Income from operations	2,880	59,155
Other income (expense)
Interest income	47	80
Interest expense	(9,498)	(9,388)
Gain (loss) on sale of assets	(3,498)	89,465
Other nonoperating income (expense)	232	33
Total other income (expense)	(12,717)	80,190
Income (loss) before income taxes	(9,837)	139,345
Income tax expense (benefit)	(6,811)	53,471
Net Income (Loss)	$(3,026)	$85,874
Basic and Diluted Earnings Per Common Share
Basic	$(0.08)	$2.10
Diluted	$(0.08)	$2.08
Weighted-Average Common Shares Outstanding (in thousands):
Basic	36,880	40,909
Diluted	36,880	41,255
Supplemental information:
(a) Includes excise taxes of:	$480,068	$472,610

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Thousands of dollars, except volume per store month, margins and store counts)	Three Months Ended March 31,
Marketing Segment	2017	2016

Revenues
Petroleum product sales	$2,402,254	$1,888,284
Merchandise sales	565,790	561,737
Other operating revenues	31,361	40,037
Total revenues	2,999,405	2,490,058

Costs and operating expenses
Petroleum products cost of goods sold	2,329,333	1,783,129
Merchandise cost of goods sold	476,961	475,802
Station and other operating expenses	124,744	116,774
Depreciation and amortization	25,419	21,915
Selling, general and administrative	38,247	31,503
Accretion of asset retirement obligations	442	413
Total costs and operating expenses	2,995,146	2,429,536

Income from operations	4,259	60,522

Other income
Interest expense	(18)	(9)
Gain (loss) on sale of assets	(3,498)	89,465
Other nonoperating income	227	28
Total other income (loss)	(3,289)	89,484

Income from continuing operations
before income taxes	970	150,006
Income tax expense	370	57,581
Income from continuing operations	$600	$92,425

Total tobacco sales revenue per store month	$100,067	$106,037
Total non-tobacco sales revenue per store month	35,647	34,544
Total merchandise sales revenue per store month	$135,714	$140,581

Store count at end of period	1,406	1,336
Total store months during the period	4,169	3,996

Same store sales information (compared to APSM metrics)

	Variance from prior year
	Three months ended
	March 31, 2017
	SSS	APSM
Fuel gallons per month	(3.0)%	(3.6)%

Merchandise sales	(1.6)%	(3.5)%
Tobacco sales	(2.8)%	(5.6)%
Non tobacco sales	2.1%	3.2%

Merchandise margin	0.3%	(0.9)%
Tobacco margin	1.3%	(1.3)%
Non tobacco margin	(1.3)%	(0.4)%

Note

Average Per Store Month (APSM) metric includes all stores open through the date of the calculation.

Same Store Sales (SSS) metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze and rebuild) or relocated to a new location, it will typically be excluded from the calculation during the period it is out of service. New constructed sites do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2016 for the sites being compared in the 2017 versus 2016 calculations).

Murphy USA Inc.
Consolidated Balance Sheets

(Thousands of dollars)	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$36,256	$153,813
Accounts receivable—trade, less allowance for doubtful accounts of $1,891 in 2017 and $1,891 in 2016	156,453	183,519
Inventories, at lower of cost or market	166,476	153,351
Prepaid expenses and other current assets	37,761	24,871
Total current assets	396,946	515,554
Property, plant and equipment, at cost less accumulated depreciation and amortization of $792,912 in 2017 and $780,426 in 2016	1,565,160	1,532,655
Other assets	40,630	40,531
Total assets	$2,002,736	$2,088,740
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$67,210	$40,596
Trade accounts payable and accrued liabilities	387,641	473,370
Income taxes payable	—	594
Total current liabilities	454,851	514,560

Long-term debt, including capitalized lease obligations	620,206	629,622
Deferred income taxes	210,268	204,656
Asset retirement obligations	26,283	26,200
Deferred credits and other liabilities	18,360	16,626
Total liabilities	1,329,968	1,391,664
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 and 46,767,164 shares issued at
2017 and 2016, respectively)	468	468
Treasury stock (9,991,524 and 9,831,196 shares held at
March 31, 2017 and December 31, 2016, respectively)	(618,722)	(608,001)
Additional paid in capital (APIC)	544,777	555,338
Retained earnings	746,245	749,271
Total stockholders' equity	672,768	697,076
Total liabilities and stockholders' equity	$2,002,736	$2,088,740

Murphy USA Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(Thousands of dollars)	2017	2016
Operating Activities
Net income (loss)	$(3,026)	$85,874
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	27,012	23,486
Deferred and noncurrent income tax charges (credits)	5,612	28,855
Accretion of asset retirement obligations	442	413
Pretax (gains) losses from sale of assets	3,498	(89,465)
Net (increase) decrease in noncash operating working capital	(80,399)	24,847
Other operating activities - net	914	2,904
Net cash provided by (required by) operating activities	(45,947)	76,914
Investing Activities
Property additions	(65,897)	(47,283)
Proceeds from sale of assets	455	86,011
Changes in restricted cash	—	(63,650)
Other investing activities - net	—	(1,300)
Net cash required by investing activities	(65,442)	(26,222)
Financing Activities
Purchase of treasury stock	(17,411)	(150,010)
Borrowings of debt	42,500	200,000
Repayments of debt	(26,178)	(73)
Debt issuance costs	—	(3,114)
Amounts related to share-based compensation	(5,079)	(4,129)
Net cash provided by (required by) financing activities	(6,168)	42,674
Net increase (decrease) in cash and cash equivalents	(117,557)	93,366
Cash and cash equivalents at beginning of period	153,813	102,335
Cash and cash equivalents at end of period	$36,256	$195,701

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following table sets forth the Company’s Adjusted EBITDA for the three months ended March 31, 2017 and 2016. EBITDA means net income (loss) plus net interest expense, plus income tax expense (benefit), depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, gain (loss) on sale of assets and other non-operating expense (income)). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).
We use this Adjusted EBITDA in our operational and financial decision-making, believing that such measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.
The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended March 31,
(Thousands of dollars)	2017	2016

Net income (loss)	$(3,026)	$85,874

Income taxes	(6,811)	53,471
Interest expense, net of interest income	9,451	9,308
Depreciation and amortization	27,012	23,486
EBITDA	$26,626	$172,139

Accretion of asset retirement obligations	442	413
(Gain) loss on sale of assets	3,498	(89,465)
Other nonoperating (income) expense	(232)	(33)
Adjusted EBITDA	$30,334	$83,054

The Company also considers Free Cash Flow in the operation of its business. Free cash flow is defined as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow is also considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for us in evaluating the Company’s performance. Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Numerous methods may exist to calculate a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow. The following table provides a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow:

	Three Months Ended March 31,
(Thousands of dollars)	2017	2016

Net cash provided by (required by) continuing operations	$(45,947)	$76,914
Payments for property and equipment	(65,897)	(47,283)
Free cash flow	$(111,844)	$29,631